EXHIBIT 99.1

Stock Yards Bancorp Reports Solid Second Quarter Earnings of $27.7 Million or $0.94 per Diluted Share

Results Highlighted by Strong Loan Growth and Excellent Credit Quality

LOUISVILLE, Ky., July 26, 2023 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings for the second quarter ended June 30, 2023, of $27.7 million, or $0.94 per diluted share. This compares to net income of $26.8 million, or $0.91 per diluted share, for the second quarter of 2022. The results for the second quarter of 2023 included strong loan growth and record levels of non-interest income, highlighted by treasury management fees and wealth management and trust income.

(dollar amounts in thousands, except per share data)	2Q23	1Q23	2Q22
Net income	$27,664	$29,048	$26,794
Net income per share, diluted	0.94	0.99	0.91

Net interest income	$60,929	$63,072	$56,984
Provision for credit losses(1)	2,350	2,625	(200)
Non-interest income	23,085	22,047	21,940
Non-interest expenses	46,025	45,314	44,675

Net interest margin	3.42%	3.59%	3.20%
Efficiency ratio(2)	54.69%	53.13%	56.42%
Tangible common equity to tangible assets(3)	7.87%	7.74%	7.00%
Annualized return on average assets(4)	1.46%	1.55%	1.40%
Annualized return on average equity(4)	13.87%	15.15%	14.34%

“We are delighted by continued strong loan demand from the customers we serve. While the economic outlook remains difficult to forecast, the current brisk lending environment in our markets is encouraging,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “We remain positive about the opportunities in our markets, as loan pipelines and overall business activity remain solid. Total loans, excluding PPP loans, increased $571 million, or 12%, over the last 12 months, while growing $178 million during the second quarter. While our loan growth stands out given the current environment, I am most pleased to report that our credit quality metrics remain outstanding – with past dues and classified loans reaching three year lows. On the linked quarter, total deposits declined $149 million, as deposit pricing pressures persist. Although total interest bearing deposits have not fluctuated as widely as non-interest bearing deposits, we experienced anticipated public funds run off in addition to a significant shift in the mix of interest bearing deposits, which is driving up the overall cost of funds. Despite the noted quarterly deposit contraction, we are not seeing fallout in our overall customer base.”

“Recurring non-interest income once again set a quarterly record, led by gains in several categories and is a complement to our diversified revenue streams,” continued Hillebrand. “Treasury management fees climbed to record levels at quarter-end, primarily driven by increased demand and customer expansion. In addition, wealth management and trust reached new highs, with net new business growth and market appreciation contributing to the record results. Notwithstanding the current strong financial results, we remain cautious in our outlook for the remainder of the year, particularly with the challenging interest rate environment and continuing national recessionary fears. During uncertain and challenging economic times, we remain focused on our business model, which emphasizes strong, full customer relationships. Our history of success as a community bank is rooted in the unwavering, unified mission of providing exceptional service to our customers and meeting all of their banking needs. For nearly 120 years we have stayed true to this simple mission, through all economic cycles.”

At June 30, 2023, the Company had $7.73 billion in assets, $5.42 billion in loans and $6.21 billion in total deposits. The Company’s combined enterprise, which encompasses 72 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint and provide significant growth opportunities in both the banking and wealth management arenas.

Key factors contributing to the second quarter of 2023 results included:

  Total loans, excluding PPP loans, increased $571 million, or 12%, over the last 12 months, while growing $178 million, or 3%, on the linked quarter. Loan production set a new quarterly record during the second quarter of 2023. The yield earned on loans, excluding PPP loans, increased to 5.50% for the second quarter of 2023 – the highest level earned since mid-2011.
  Deposit balances declined $149 million, or 2%, on the linked quarter, as non-interest bearing demand deposit balances contracted $79 million and interest bearing deposits declined $70 million.
    Contraction in interest bearing demand deposit, savings and money market portfolios more than offset a $119 million increase in time deposits.
    As expected, public funds accounts contracted $84 million on the linked quarter.
    Given the current interest rate environment, the change in deposit mix continues to place pressure on funding costs.
  Net interest income increased $3.9 million, or 7%, for the second quarter of 2023 compared to the second quarter a year ago.
  Compared to the second quarter of 2022, net interest margin (NIM) increased 22 basis points. NIM declined 17 basis points on the linked quarter to 3.42%, as the rising cost of funds outpaced earning asset yields.
  With continued strong credit quality statistics, the Bank recorded a provision for credit losses(1) of $2.4 million for the second quarter of 2023, consistent with strong loan growth.
  Non-interest income increased by $1.1 million, or 5%, over the second quarter of 2022, as customer expansion enhanced fee income. Net new business growth and equity market improvement drove record wealth management and trust income, and treasury management fees once again set a quarterly record.
  Total non-interest expenses remained well-controlled and consistent with management expectations.
  Tangible common equity per share(3) was $20.17 at June 30, 2023, compared to $19.66 at March 31, 2023, and $17.59 at June 30, 2022. Over the past several quarters, tangible common equity and tangible book value have been impacted by the marked increase in interest rates and the related negative impact on accumulated other comprehensive income/loss, primarily as a result of unrealized losses in the available for sale debt securities portfolio. These securities, which management has the ability and intent to hold to maturity, are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, have a long history of no credit losses and a current duration of 3.5 years.

Hillebrand concluded, “In May, we were named a winner of the 2022 Raymond James Community Bankers Cup, which recognizes the top 10% of community banks with assets between $500 million and $10 billion based on various profitability, operational efficiency and balance sheet metrics. Only 22 banks in the nation received this award and we were the only bank in Indiana, Kentucky and Ohio to be honored. This recognition not only reflects the success of our Company, but the dedication that we have to providing high quality service to the community.” Stock Yards Bancorp has been named to the Raymond James Community Bankers Cup eight times.

Results of Operations – Second Quarter 2023 Compared with Second Quarter 2022

Net interest income, the Company’s largest source of revenue, increased 7%, or $3.9 million, to $60.9 million. Strong organic loan expansion has boosted net interest income over the past 12 months.

  Total interest income increased by $24.0 million, or 41%, to $83.1 million.
    Interest income and fees on loans increased $21.7 million, or 43%, over the prior year quarter. Consistent with the $481 million, or 10%, increase in average non-PPP loans and interest rate expansion, the average quarterly yield earned on non-PPP loans increased 129 basis points, or 31%, over the past 12 months to 5.49%. PPP interest and fee income totaled $51,000 and $1.2 million for the second quarters of 2023 and 2022, respectively. As of June 30, 2023, approximately $123,000 in PPP deferred fees remained to be recognized.
    Interest income on securities increased $1.7 million compared to the second quarter of 2022. While average securities balances have declined $23 million, or 1%, over the past 12 months, the rate earned has increased 36 bps to 2.05% - consistent with higher yields earned on securities purchased in 2022.
    Despite a $429 million decline in average balances, interest income on overnight funds increased $551,000 over the prior year quarter. The Federal Reserve Bank (FRB) has increased the rate paid on reserve balances meaningfully during the last several quarters, which has significantly benefitted income.
  Total interest expense increased $20.0 million to $22.1 million, as the cost of interest bearing liabilities increased 163 basis points to 1.81%.
    Interest expense on deposits increased $15.3 million over the past 12 months, as the overall cost of interest bearing deposits increased from 0.16% at 2Q22 to 1.55%. Along with cost of funds expansion, the Bank has experienced declines in average deposits along with changes in the mix of deposits. Average interest bearing deposit balances decreased $101 million, or 2%, from the second quarter of 2022 to the second quarter of 2023, with non-time deposits (interest bearing demand savings and money markets) compressing $246 million and time deposits increasing $145 million.
    Interest expense on Federal Home Loan Bank (FHLB) advances totaled $4.0 million for the second quarter of 2023. On February 6, 2023, the Bank borrowed $100 million from the FHLB with a five-year term and a net cost of 3.55%, after including the benefit of the related interest rate swap. The remainder of the FHLB advances held at quarter end had overnight maturities.
  NIM expanded 22 basis points to 3.42% for the second quarter of 2023, from 3.20% for the second quarter a year ago. Despite the margin expansion, higher loan yields and volume were offset by higher deposit rates and changes within the deposit portfolio mix.

The Company recorded $2.4 million in provision for credit losses(1) during the second quarter of 2023, which included a $2.2 million provision for credit losses on loans and $200,000 of credit loss expense for off-balance sheet exposures. Although the credit quality statistics remain strong, the Company recorded credit loss expense based upon strong loan growth, qualitative factor adjustments, minimal net charge-offs and improvement in the Company’s unemployment forecast. For the second quarter of 2022, consistent with net recoveries and solid credit quality statistics, the Company recorded a $700,000 reduction in provision for credit losses on loans offset by a $500,000 provision for credit losses for off balances sheet exposures.

Non-interest income increased $1.1 million, or 5%, to $23.1 million.

  Wealth management and trust income ended the second quarter of 2023 at a record $10.1 million, increasing $651,000, or 7%, over the second quarter of 2022. Net new business growth and strong equity market performance boosted income over the previous record set in the first quarter.
  Treasury management fees increased $362,000, or 17%, driven by increased transaction volume, modified fee schedules, strong foreign exchange income, new product sales and both organic and acquisition-related customer base expansion. New and renewed interest in sweep services, given the current rate environment, continues to boost income.
  Mortgage banking income, which primarily consists of gain on sale of loans, net servicing income and mortgage servicing rights amortization, totaled $1.0 million for the second quarter of 2023, compared to $1.3 million for the second quarter a year ago. While total income has lagged over the prior year quarter, the Company has benefited from the increased market value of the loans held in the pipeline.

Non-interest expenses increased $1.4 million, or 3%, compared to the second quarter of 2022, to $46.0 million.

  Total compensation and employee benefits expense increased $535,000, or 2%, compared to the second quarter of 2022, consistent with annual merit increases and an increase in full time equivalent employees.
  Technology and communication expenses, which includes computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $235,000, or 6%, consistent with customer expansion and system upgrades.
  FDIC insurance expense increased $243,000, or 45%, compared to the second quarter a year ago due to the increased base rate assessment imposed by the FDIC in addition to balance sheet growth.
  Tax credit amortization expense increased $235,000 compared to the second quarter of 2022 primarily due to the addition of new tax credit projects in 2023.
  Intangible amortization expense decreased $439,000, or 27%, consistent with the decrease in customer intangible assets related to the first quarter 2022 acquisition.

Financial Condition – June 30, 2023 Compared with June 30, 2022

Total assets increased $149 million, or 2%, year over year to $7.73 billion.

Total loans increased $541 million, or 11%, to $5.42 billion, led by expansion in most major loan categories. Excluding the PPP loan portfolio, total loans increased $571 million, or 12% over the past 12 months.

Total investment securities, which spiked during the second quarter of 2021 and the first quarter of 2022 due to acquisitions, decreased $83 million, or 5%, year over year. Higher yielding investment purchases made in 2022 have boosted the overall portfolio yield to 2.05% during the second quarter of 2023, from 1.69% in the second quarter of 2022. In 2023, cash flows from the investment portfolio have been utilized to fund loan growth and provide liquidity in lieu of redeployment.

Total deposits contracted $341 million, or 5%, over the past 12 months, led by a $355 million decline in non-interest bearing demand deposits, partially offset by interest bearing demand and time deposit expansion. Approximately $90 million of the decline was associated with seasonal public funds account balances.

Asset quality has remained solid with past dues and classified loans reaching three year lows. During the second quarter of 2023, the Company recorded net loan charge-offs of $113,000, compared to net loan charge-offs of $5,000 in the second quarter of 2022. Non-performing loans(5) totaled $18 million, or 0.33% of total loans outstanding compared to $9 million, or 0.18% of total loans outstanding at June 30, 2022. The ratio of allowance for credit losses to loans (5) ended at 1.43% at June 30, 2023 compared to 1.36% at June 30, 2022.

At June 30, 2023, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios remaining strong. Total equity to assets(1) was 10.45% and the tangible common equity ratio(1) was 7.87%(1) at June 30, 2023, compared to 9.85% and 7.00% at June 30, 2022, respectively. The increase in interest rates over the last 12 months have led to outsized unrealized losses within the available for sale debt securities portfolio, with the decline in accumulated other comprehensive income/loss putting pressure on the tangible common equity ratio, which has been steadily improving post acquisition activity.

In May 2023, the board of directors declared a quarterly cash dividend of $0.29 per common share. The dividend was paid July 3, 2023, to shareholders of record as of June 20, 2023.

No shares have been purchased since 2020, and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2025.

Results of Operations – Second Quarter 2023 Compared with First Quarter 2023

Net interest income declined $2.1 million, or 3%, over the prior quarter to $60.9 million. NIM declined 17 basis points on the linked quarter to 3.42%, as the cost of funds growth outpaced earning asset yield growth.

The Company recorded $2.4 million in provision for credit losses(1) during the second quarter of 2023, which included a $2.2 million provision for credit losses on loans and $200,000 of credit loss expense for off-balance sheet exposures. During the first quarter of 2023, the Company recorded $2.6 million in provision for credit losses, which included a $2.3 million provision for credit losses on loans and a $375,000 credit loss expense for off-balance sheet exposures.

Non-interest income increased $1.0 million, or 5%, to $23.1 million on the linked quarter, consistent with expansion in wealth management and trust, treasury and card income.

Non-interest expenses increased $711,000, or 2%, to $46.0 million, as increased compensation, marketing and card processing more than off-set declines in FDIC insurance and net occupancy expense.

Financial Condition – June 30, 2023 Compared with March 31, 2023

Total assets increased $65 million on the linked quarter to $7.73 billion.

Total loans increased $176 million, or 3%, on the linked quarter, led by increases in the Commercial Real Estate and Residential Real Estate loan portfolios. Total line of credit usage was 40.1% as of June 30, 2023, compared to 41.1% as of March 31, 2023 – driven by strong production (new lines that have yet to fund). Commercial and industrial line usage was 29.6% as of June 30, 2023, compared to 30.5% as of March 31, 2023.

Total deposits decreased $149 million, or 2%, on the linked quarter, with non-interest bearing demand deposit balances contracting $79 million. Total interest bearing deposits decreased $70 million, on the linked quarter, as a $119 million increase in time deposits was offset by contraction in interest bearing demand deposit, savings and money market accounts. Excluding the public funds decline, total deposits decreased $65 million on the linked quarter.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.73 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2022, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2023 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement Data	2023	2022	2023	2022

Net interest income, fully tax equivalent (6)	$ 61,074	$ 57,244	$ 124,319	$ 106,189
Interest income:
Loans	$ 72,308	$ 50,612	$ 141,095	$ 95,355
Federal funds sold and interest bearing due from banks	1,664	1,113	3,245	1,395
Mortgage loans held for sale	77	50	118	74
Securities	9,014	7,333	18,072	12,268
Total interest income	83,063	59,108	162,530	109,092
Interest expense:
Deposits	17,081	1,770	30,580	2,941
Securities sold under agreements to repurchase and
other short-term borrowings	546	76	1,179	96
Federal Home Loan Bank advances	3,962	-	5,696	-
Subordinated debentures	545	278	1,074	311
Total interest expense	22,134	2,124	38,529	3,348
Net interest income	60,929	56,984	124,001	105,744
Provision for credit losses (1)	2,350	(200)	4,975	2,079
Net interest income after provision for credit losses	58,579	57,184	119,026	103,665
Non-interest income:
Wealth management and trust services	10,146	9,495	19,673	17,738
Deposit service charges	2,201	2,061	4,350	3,924
Debit and credit card income	4,712	4,748	9,194	8,867
Treasury management fees	2,549	2,187	4,867	4,091
Mortgage banking income	1,030	1,295	2,068	2,298
Net investment product sales commissions and fees	800	731	1,554	1,338
Bank owned life insurance	559	270	1,108	536
Gain (Loss) on sale of premises and equipment	-	(2)	(2)	(28)
Other	1,088	1,155	2,320	2,379
Total non-interest income	23,085	21,940	45,132	41,143
Non-interest expenses:
Compensation	22,107	22,204	44,003	40,173
Employee benefits	5,061	4,429	10,114	8,968
Net occupancy and equipment	3,739	3,663	7,638	6,688
Technology and communication	4,219	3,984	8,470	7,403
Debit and credit card processing	1,706	1,665	3,125	3,002
Marketing and business development	1,784	1,445	2,879	2,217
Postage, printing and supplies	889	825	1,763	1,558
Legal and professional	819	1,027	1,616	1,677
FDIC Insurance	779	536	1,914	1,181
Amortization of investments in tax credit partnerships	324	89	647	177
Capital and deposit based taxes	607	582	1,246	1,100
Merger expenses	-	-	-	19,500
Intangible amortization	1,172	1,611	2,352	2,324
Other	2,819	2,615	5,572	5,004
Total non-interest expenses	46,025	44,675	91,339	100,972
Income before income tax expense	35,639	34,449	72,819	43,836
Income tax expense	7,975	7,547	16,107	8,992
Net income	27,664	26,902	56,712	34,844
Less: net income attributed to non-controlling interest	-	108	-	144
Net income available to stockholders	$ 27,664	$ 26,794	$ 56,712	$ 34,700

Net income per share - Basic	$ 0.95	$ 0.92	$ 1.94	$ 1.23
Net income per share - Diluted	0.94	0.91	1.93	1.22
Cash dividend declared per share	0.29	0.28	0.58	0.56

Weighted average shares - Basic	29,223	29,131	29,200	28,186
Weighted average shares - Diluted	29,340	29,346	29,353	28,421

			June 30,
Balance Sheet Data			2023	2022

Investment securities			$ 1,542,753	$ 1,625,488
Loans			5,418,609	4,877,324
Allowance for credit losses on loans			77,710	66,362
Total assets			7,732,552	7,583,105
Non-interest bearing deposits			1,766,132	2,121,304
Interest bearing deposits			4,442,248	4,427,826
Federal Home Loan Bank advances			400,000	-
Stockholders' equity			808,082	747,131
Total shares outstanding			29,323	29,243
Book value per share (3)			$ 27.56	$ 25.55
Tangible common equity per share (3)			20.17	17.59
Market value per share			45.37	59.82

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2023 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average Balance Sheet Data	2023	2022	2023	2022

Federal funds sold and interest bearing due from banks	$ 131,958	$ 561,101	$ 136,369	$ 615,878
Mortgage loans held for sale	8,420	11,303	7,446	9,974
Investment securities	1,719,045	1,741,844	1,736,734	1,560,873
Federal Home Loan Bank stock	25,074	13,811	20,311	12,169
Loans	5,286,597	4,846,013	5,261,876	4,613,264
Total interest earning assets	7,171,094	7,174,072	7,162,736	6,812,158
Total assets	7,594,901	7,651,332	7,587,211	7,264,423
Interest bearing deposits	4,414,599	4,515,563	4,447,194	4,333,153
Total deposits	6,195,937	6,639,458	6,276,748	6,304,678
Securities sold under agreement to repurchase and other short term borrowings	126,653	149,747	132,440	125,545
Federal Home Loan Bank advances	348,352	-	256,215	-
Subordinated debentures	26,508	26,111	26,458	17,132
Total interest bearing liabilities	4,916,112	4,691,421	4,862,307	4,475,830
Total stockholders' equity	799,886	749,445	788,782	727,244

Performance Ratios
Annualized return on average assets (4)	1.46%	1.40%	1.51%	0.96%
Annualized return on average equity (4)	13.87%	14.34%	14.50%	9.62%
Net interest margin, fully tax equivalent	3.42%	3.20%	3.50%	3.14%
Non-interest income to total revenue, fully tax equivalent	27.43%	27.71%	26.63%	27.93%
Efficiency ratio, fully tax equivalent (2)	54.69%	56.42%	53.90%	68.53%

Capital Ratios
Total stockholders' equity to total assets (3)			10.45%	9.85%
Tangible common equity to tangible assets (3)			7.87%	7.00%
Average stockholders' equity to average assets			10.40%	10.01%
Total risk-based capital			12.78%	12.27%
Common equity tier 1 risk-based capital			11.20%	10.81%
Tier 1 risk-based capital			11.61%	11.26%
Leverage			9.83%	8.58%

Loan Segmentation
Commercial real estate - non-owner occupied			$ 1,477,733	$ 1,397,330
Commercial real estate - owner occupied			873,980	787,559
Commercial and industrial			1,226,554	1,090,404
Commercial and industrial - PPP			7,088	36,767
Residential real estate - owner occupied			664,870	533,577
Residential real estate - non-owner occupied			338,727	293,852
Construction and land development			451,324	372,197
Home equity lines of credit			202,574	192,102
Consumer			139,602	137,278
Leases			13,967	14,611
Credit cards			22,190	21,647
Total loans and leases			$ 5,418,609	$ 4,877,324

Asset Quality Data
Non-accrual loans			$ 17,364	$ 7,827
Troubled debt restructurings			-	-
Loans past due 90 days or more and still accruing			437	1,176
Total non-performing loans			17,801	9,003
Other real estate owned			677	7,601
Total non-performing assets			$ 18,478	$ 16,604
Non-performing loans to total loans (5)			0.33%	0.18%
Non-performing assets to total assets			0.24%	0.22%
Allowance for credit losses on loans to total loans (5)			1.43%	1.36%
Allowance for credit losses on loans to average loans			1.48%	1.44%
Allowance for credit losses on loans to non-performing loans			437%	737%
Net (charge-offs) recoveries	$ (113)	$ (5)	$ (221)	$ 535
Net (charge-offs) recoveries to average loans (7)	0.00%	0.00%	0.00%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2023 Earnings Release

	Quarterly Comparison
Income Statement Data	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Net interest income, fully tax equivalent (6)	$ 61,074	$ 63,245	$ 65,469	$ 62,608	$ 57,244
Net interest income	$ 60,929	$ 63,072	$ 65,263	$ 62,376	$ 56,984
Provision for credit losses (1)	2,350	2,625	3,375	4,803	(200)
Net interest income after provision for credit losses	58,579	60,447	61,888	57,573	57,184
Non-interest income:
Wealth management and trust services	10,146	9,527	9,221	9,152	9,495
Deposit service charges	2,201	2,149	2,183	2,179	2,061
Debit and credit card income	4,712	4,482	5,046	4,710	4,748
Treasury management fees	2,549	2,318	2,278	2,221	2,187
Mortgage banking income	1,030	1,038	209	703	1,295
Net investment product sales commissions and fees	800	754	833	892	731
Bank owned life insurance	559	549	545	516	270
Gain (Loss) on sale of premises and equipment	-	(2)	1,295	3,074	(2)
Other	1,088	1,232	1,532	1,417	1,155
Total non-interest income	23,085	22,047	23,142	24,864	21,940
Non-interest expenses:
Compensation	22,107	21,896	23,398	23,069	22,204
Employee benefits	5,061	5,053	3,421	4,179	4,429
Net occupancy and equipment	3,739	3,899	3,843	3,767	3,663
Technology and communication	4,219	4,251	3,747	3,747	3,984
Debit and credit card processing	1,706	1,419	1,470	1,437	1,665
Marketing and business development	1,784	1,095	1,544	1,244	1,445
Postage, printing and supplies	889	874	893	903	825
Legal and professional	819	797	492	774	1,027
FDIC Insurance	779	1,135	730	847	536
Amortization of investments in tax credit partnerships	324	323	88	88	89
Capital and deposit based taxes	607	639	799	722	582
Merger expenses	-	-	-	-	-
Intangible amortization	1,172	1,180	1,610	1,610	1,611
Loss on disposition of Landmark Financial Advisors	-	-	870	-	-
Other	2,819	2,753	3,041	2,486	2,615
Total non-interest expenses	46,025	45,314	45,946	44,873	44,675
Income before income tax expense	35,639	37,180	39,084	37,564	34,449
Income tax expense	7,975	8,132	9,174	9,024	7,547
Net income	27,664	29,048	29,910	28,540	26,902
Less: net income attributed to non-controlling interest	-	-	93	85	108
Net income available to stockholders	$ 27,664	$ 29,048	$ 29,817	$ 28,455	$ 26,794

Net income per share - Basic	$ 0.95	$ 1.00	$ 1.02	$ 0.98	$ 0.92
Net income per share - Diluted	0.94	0.99	1.01	0.97	0.91
Cash dividend declared per share	0.29	0.29	0.29	0.29	0.28

Weighted average shares - Basic	29,223	29,178	29,157	29,144	29,131
Weighted average shares - Diluted	29,340	29,365	29,428	29,404	29,346

	Quarterly Comparison
Balance Sheet Data	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Cash and due from banks	$ 111,126	$ 87,922	$ 82,515	$ 93,948	$ 88,422
Federal funds sold and interest bearing due from banks	103,204	229,076	84,852	235,973	485,447
Mortgage loans held for sale	7,069	6,397	2,606	5,230	10,045
Investment securities	1,542,753	1,600,603	1,617,834	1,627,298	1,625,488
Federal Home Loan Bank stock	27,366	23,226	10,928	10,928	13,811
Loans	5,418,609	5,243,104	5,205,918	5,072,877	4,877,324
Allowance for credit losses on loans	77,710	75,673	73,531	70,083	66,362
Goodwill	194,074	194,074	194,074	202,524	202,524
Total assets	7,732,552	7,667,648	7,496,261	7,554,210	7,583,105
Non-interest bearing deposits	1,766,132	1,845,302	1,950,198	2,200,041	2,121,304
Interest bearing deposits	4,442,248	4,511,893	4,441,054	4,300,732	4,427,826
Securities sold under agreements to repurchase	138,347	104,578	133,342	124,567	161,512
Federal funds purchased	11,646	14,745	8,789	8,970	8,771
Federal Home Loan Bank advances	400,000	275,000	50,000	-	-
Subordinated debentures	26,541	26,442	26,343	26,244	26,144
Stockholders' equity	808,082	794,368	760,432	727,754	747,131
Total shares outstanding	29,323	29,324	29,259	29,242	29,243
Book value per share (3)	$ 27.56	$ 27.09	$ 25.99	$ 24.89	$ 25.55
Tangible common equity per share (3)	20.17	19.66	18.50	16.98	17.59
Market value per share	45.37	55.14	64.98	68.01	59.82

Capital Ratios
Total stockholders' equity to total assets (3)	10.45%	10.36%	10.14%	9.63%	9.85%
Tangible common equity to tangible assets (3)	7.87%	7.74%	7.44%	6.78%	7.00%
Average stockholders' equity to average assets	10.53%	10.26%	9.79%	9.92%	9.79%
Total risk-based capital	12.78%	12.91%	12.54%	12.16%	12.27%
Common equity tier 1 risk-based capital	11.20%	11.30%	11.04%	10.69%	10.81%
Tier 1 risk-based capital	11.61%	11.73%	11.47%	11.13%	11.26%
Leverage	9.83%	9.56%	9.33%	8.85%	8.58%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2023 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Federal funds sold and interest bearing due from banks	$ 131,958	$ 140,831	$ 235,448	$ 442,880	$ 561,101
Mortgage loans held for sale	8,420	6,460	6,735	8,694	11,303
Investment securities	1,719,045	1,754,620	1,786,383	1,769,597	1,741,844
Loans	5,286,597	5,236,879	5,094,356	4,948,898	4,846,013
Total interest earning assets	7,171,094	7,154,286	7,133,850	7,181,781	7,174,072
Total assets	7,594,901	7,579,439	7,559,260	7,661,720	7,651,332
Interest bearing deposits	4,414,599	4,480,151	4,428,582	4,444,983	4,515,563
Total deposits	6,195,937	6,358,458	6,526,440	6,614,263	6,639,458
Securities sold under agreement to repurchase and federal funds purchased	126,653	138,292	126,027	148,734	149,747
Federal Home Loan Bank advances	348,352	163,056	1,087	-	-
Subordinated debentures	26,508	26,408	26,309	26,210	26,111
Total interest bearing liabilities	4,916,112	4,807,907	4,582,005	4,619,927	4,691,421
Total stockholders' equity	799,886	777,555	740,007	760,322	749,445

Performance Ratios
Annualized return on average assets (4)	1.46%	1.55%	1.56%	1.47%	1.40%
Annualized return on average equity (4)	13.87%	15.15%	15.99%	14.85%	14.34%
Net interest margin, fully tax equivalent	3.42%	3.59%	3.64%	3.46%	3.20%
Non-interest income to total revenue, fully tax equivalent	27.43%	25.85%	27.56%	28.43%	27.71%
Efficiency ratio, fully tax equivalent (2)	54.69%	53.13%	51.85%	51.30%	56.42%

Loans Segmentation
Commercial real estate - non-owner occupied	$ 1,477,733	$ 1,421,660	$ 1,397,346	$ 1,415,180	$ 1,397,330
Commercial real estate - owner occupied	873,980	850,766	834,629	819,727	787,559
Commercial and industrial	1,226,554	1,205,222	1,230,976	1,170,241	1,090,404
Commercial and industrial - PPP	7,088	9,557	18,593	19,469	36,767
Residential real estate - owner occupied	664,870	620,417	591,515	557,638	533,577
Residential real estate - non-owner occupied	338,727	323,519	313,248	302,936	293,852
Construction and land development	451,324	439,673	445,690	414,632	372,197
Home equity lines of credit	202,574	200,933	200,725	199,485	192,102
Consumer	139,602	136,412	139,461	138,843	137,278
Leases	13,967	13,207	13,322	13,959	14,611
Credit cards	22,190	21,738	20,413	20,767	21,647
Total loans and leases	$ 5,418,609	$ 5,243,104	$ 5,205,918	$ 5,072,877	$ 4,877,324

Asset Quality Data
Non-accrual loans	$ 17,364	$ 17,389	$ 14,242	$ 10,580	$ 7,827
Troubled debt restructurings	-	-	-	-	-
Loans past due 90 days or more and still accruing	437	894	892	32	1,176
Total non-performing loans	17,801	18,283	15,134	10,612	9,003
Other real estate owned	677	677	677	996	7,601
Total non-performing assets	$ 18,478	$ 18,960	$ 15,811	$ 11,608	$ 16,604
Non-performing loans to total loans (5)	0.33%	0.35%	0.29%	0.21%	0.18%
Non-performing assets to total assets	0.24%	0.25%	0.21%	0.15%	0.22%
Allowance for credit losses on loans to total loans (5)	1.44%	1.44%	1.41%	1.38%	1.36%
Allowance for credit losses on loans to average loans	1.47%	1.45%	1.44%	1.42%	1.37%
Allowance for credit losses on loans to non-performing loans	437%	414%	486%	660%	737%
Net (charge-offs) recoveries	$ (113)	$ (108)	$ (152)	$ (382)	$ (5)
Net (charge-offs) recoveries to average loans (7)	-0.00%	-0.00%	-0.00%	-0.01%	-0.00%

Other Information
Total assets under management (in millions)	$ 6,976	$ 6,764	$ 6,585	$ 6,293	$ 6,555
Full-time equivalent employees	1,064	1,044	1,040	1,028	1,018

(1) - Detail of Provision for credit losses follows:

(in thousands)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22
Provision for credit losses - loans	$ 2,150	$ 2,250	$ 3,600	$ 4,103	$ (700)
Provision for credit losses - off balance sheet exposures	200	375	(225)	700	500
Total provision for credit losses	$ 2,350	$ 2,625	$ 3,375	$ 4,803	$ (200)

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating net gains (losses) on sales, calls, and impairment of investment securities, as well as net gains (losses) on sales of premises and equipment and disposition of any acquired assets, if applicable, and the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and merger-related expenses.

	Quarterly Comparison
(Dollars in thousands)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22
Total non-interest expenses (a)	$ 46,025	$ 45,314	$ 45,946	$ 44,873	$ 44,675
Less: Loss on disposition of Landmark Financial Advisors	-	-	(870)	-	-
Less: Amortization of investments in tax credit partnerships	(324)	(323)	(88)	(88)	(89)
Total non-interest expenses - Non-GAAP (c)	$ 45,701	$ 44,991	$ 44,988	$ 44,785	$ 44,586

Total net interest income, fully tax equivalent	$ 61,074	$ 63,245	$ 65,469	$ 62,608	$ 57,244
Total non-interest income	23,085	22,047	23,142	24,864	21,940
Total revenue - Non-GAAP (b)	84,159	85,292	88,611	87,472	79,184
Less: Gain/loss on sale of premises and equipment	-	2	(1,295)	(3,074)	-
Less: Gain/loss on sale of securities	-	-	-	-	-
Total adjusted revenue - Non-GAAP (d)	$ 84,159	$ 85,294	$ 87,316	$ 84,398	$ 79,184

Efficiency ratio - Non-GAAP (a/b)	54.69%	53.13%	51.85%	51.30%	56.42%
Adjusted efficiency ratio - Non-GAAP (c/d)	54.30%	52.75%	51.52%	53.06%	56.31%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22
Total stockholders' equity - GAAP (a)	$ 808,082	$ 794,368	$ 760,432	$ 727,754	$ 747,131
Less: Goodwill	(194,074)	(194,074)	(194,074)	(202,524)	(202,524)
Less: Core deposit and other intangibles	(22,638)	(23,810)	(24,990)	(28,747)	(30,357)
Tangible common equity - Non-GAAP (c)	$ 591,370	$ 576,484	$ 541,368	$ 496,483	$ 514,250

Total assets - GAAP (b)	$ 7,732,552	$ 7,667,648	$ 7,496,261	$ 7,554,210	$ 7,583,105
Less: Goodwill	(194,074)	(194,074)	(194,074)	(202,524)	(202,524)
Less: Core deposit and other intangibles	(22,638)	(23,810)	(24,990)	(28,747)	(30,357)
Tangible assets - Non-GAAP (d)	$ 7,515,840	$ 7,449,764	$ 7,277,197	$ 7,322,939	$ 7,350,224

Total stockholders' equity to total assets - GAAP (a/b)	10.45%	10.36%	10.14%	9.63%	9.85%
Tangible common equity to tangible assets - Non-GAAP (c/d)	7.87%	7.74%	7.44%	6.78%	7.00%

Total shares outstanding (e)	29,323	29,324	29,259	29,242	29,243

Book value per share - GAAP (a/e)	$ 27.56	$ 27.09	$ 25.99	$ 24.89	$ 25.55
Tangible common equity per share - Non-GAAP (c/e)	20.17	19.66	18.50	16.98	17.59

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing net gains (losses) on certain sales of premises and equipment and the disposition of any acquired assets, merger-related expenses and purchase accounting adjustments.

	Quarterly Comparison
(Dollars in thousands)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Net income attributable to stockholders - GAAP (a)	$ 27,664	$ 29,048	$ 29,817	$ 28,455	$ 26,794
Add: Loss on disposition of Landmark Financial Advisors	-	-	870	-	-
Less: Gain/loss on sale of premises and equipment	-	2	(1,295)	(3,074)	-
Less: Tax effect of adjustments to net income	-	-	100	738	-
Total net income - Non-GAAP (b)	$ 27,664	$ 29,050	$ 29,492	$ 26,119	$ 26,794

Total average assets (c)	$ 7,594,901	$ 7,579,439	$ 7,559,260	$ 7,661,720	$ 7,651,332

Total average stockholder equity (d)	799,886	777,555	740,007	760,322	749,445

Return on average assets - GAAP (a/c)	1.46%	1.55%	1.56%	1.47%	1.40%
Return on average assets - Non-GAAP (b/c)	1.46%	1.55%	1.55%	1.35%	1.40%

Return on average equity - GAAP (a/d)	13.87%	15.15%	15.99%	14.85%	14.34%
Return on average equity - Non-GAAP (b/d)	13.87%	15.15%	15.81%	13.63%	14.34%

(5) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.

	Quarterly Comparison
(Dollars in thousands)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Total Loans - GAAP (a)	$ 5,418,609	$ 5,243,104	$ 5,205,918	$ 5,072,877	$ 4,877,324
Less: PPP loans	(7,088)	(9,557)	(18,593)	(19,469)	(36,767)
Total non-PPP Loans - Non-GAAP (b)	$ 5,411,521	$ 5,233,547	$ 5,187,325	$ 5,053,408	$ 4,840,557

Allowance for credit losses on loans (c)	$ 77,710	$ 75,673	$ 73,531	$ 70,083	$ 66,362
Total non-performing loans (d)	17,801	18,283	15,134	10,612	9,003

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.43%	1.44%	1.41%	1.38%	1.36%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.44%	1.45%	1.42%	1.39%	1.37%

Non-performing loans to total loans - GAAP (d/a)	0.33%	0.35%	0.29%	0.21%	0.18%
Non-performing loans to total loans - Non-GAAP (d/b)	0.33%	0.35%	0.29%	0.21%	0.19%

(6) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(7) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.